Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

OF

ACETO CORPORATION

(UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW)

The undersigned, being the president and the secretary of Aceto Corporation, do hereby certify and set forth:

1.                  The name of the Corporation is ACETO CORPORATION. The corporation was originally formed under the name ACETO CHEMICAL CO. INC.

2.                  The Certificate of Incorporation was originally filed with the Department of State of the State of New York on June 13, 1947, and was superseded by a Restated Certificate of Incorporation filed with the Department of State of the State of New York on November 9, 2015 that was thereafter amended by the filing of a Certificate of Amendment of the Certificate of Incorporation with the Department of State of the State of New York on December 15, 2015.

3.                  The Amendment to the Restated Certificate of Incorporation, as amended, affected by this Certificate of Amendment is to reduce the shareholder vote required to approve a plan of merger or consolidation involving the Corporation, or a sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets, in accordance with the terms of Section 903(a)(2)(i) and Section 909(a)(3)(A) of the Business Corporation Law.

4.                  To accomplish the foregoing, paragraph TENTH is being added to the Restated Certificate of Incorporation, as amended, and will read as follows:

“TENTH: The affirmative vote of the holders of capital stock representing a majority of the combined voting power of all of the then outstanding shares of capital stock entitled to vote thereon is required to approve (1) a plan of merger or consolidation involving the Corporation or (2) a sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets.”

5.                  The Amendment to the Certificate of Incorporation effected by this Certificate of Amendment was authorized by the vote of the board of directors followed by a vote of holders of at least two-thirds of the outstanding shares of capital stock entitled to vote thereon at a meeting of shareholders.

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IN WITNESS WHEREOF, this Certificate has been subscribed this 7th day of December, 2016 by the undersigned who affirm the statements made herein are true under the penalties of perjury.

Salvatore Guccione President and Chief Executive Officer
Steven Rogers Chief Legal Officer, Senior Vice President and Corporate Secretary

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